Global Axcess Corp Announces Preliminary Fourth Quarter Outlook, Management Reorganization and Strategic Initiatives

-Lock Ireland, Vice Chairman, and Michael Connolly, Director to Assume Co-CEO Role-
-Provides Preliminary Fourth Quarter and Fiscal 2010 Results and First Quarter Outlook-
-Company announces Initiatives Designed to Bolster ATM Profitability and Grow DVD Revenue-

JACKSONVILLE, Fla., March 4, 2011 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today provided a preliminary fourth quarter outlook and announced a reorganization of senior management and several strategic initiatives designed to improve the company’s financial performance, and particularly its profitability.

Lock Ireland, Vice Chairman of the Board of Directors, and Michael I. Connolly, a Director, have agreed to assume the role of Co-Chief Executive Officer, effective immediately. Mr. George McQuain, former CEO, has resigned from the Company to pursue other opportunities.

Joseph Loughry, III, Chairman of the Board of Directors, commented, “The board of directors thanks George for his dedicated service to Global Axcess. George had the foresight to anticipate systemic challenges in the ATM business, and position the Company for long-term success by launching the DVD kiosk business. Now, the time is optimal to transition to a new senior leadership team to take Global Axcess to the next level of its development and unlock shareholder value. The decision to make this change was mutual, and we thank George for his professionalism and dedication.”

Preliminary Fourth Quarter and Fiscal 2010 Results, and First Quarter Outlook
•	Preliminary revenue for the fourth quarter is expected to be $6.1 million, including $5.3 million in ATM revenue and $800,000 in DVD revenue.
•	Preliminary revenue for fiscal 2010 is expected to be $22.7 million, including $21.4 million in ATM revenue and $1.3 million in DVD revenue.
•	For the fourth quarter, the Company expects to report an operating loss per share of $0.05 to $0.06, due in large part to losses related to the DVD business.
•	For fiscal 2010, the Company expects to report an operating loss per share of $0.03 to $0.04, due in large part to losses related to the DVD business.
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Based on the strategic initiatives described below, and the ongoing improvement in the DVD business, the company expects to report revenue of $7.0 to $7.5 million and significant bottom line improvement, excluding severance charges, during the first quarter.

•	Global Axcess ended the year with $1.7 million of cash.

Mr. Connolly added, “Despite the best efforts of management, the Board has not been satisfied with the financial performance, particularly for the last three quarters. This dissatisfaction continued as we reviewed the preliminary results for the fourth quarter. As such, the Company has implemented a variety of strategic initiatives specifically designed to reduce expenses, increase the profitability of our ATM business and accelerate the revenue from the DVD kiosk business. I firmly believe we are close to realizing the benefits of our strategic investments made to date, and the management will focus on improving operating efficiencies and execution to take the Company to the next level.”

Strategic and operational initiatives include:
•	Global Axcess’ contract with its largest ATM customer auto-renewed at the same financial terms.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

•	The Company increased ATM surcharges to select ATMs to meet industry levels. To date, transactions appear to be holding and revenues increasing.
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Management has executed a plan aimed at reducing field service costs through the realignment of ATM field maintenance staff, deployment of kiosk hardware solutions that reduce service needs, and the implementation of a priority-based field service management system.

•	The Company is in the process of negotiating significant vendor contracts to lower contracted rates.
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The Company has deployed a newer and faster version of its DVD interface software. This upgraded software now enables the speed of the Company’s DVD kiosks to be in line with the competition. This software upgrade should result in higher revenues due to improved customer experience and shorter lines during peak periods.

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The Company’s large grocery chain DVD customer agreed to include InstaFlix, the Company’s DVD kiosk brand, in its mid-March (3/18 and 3/20) and mid-April email mailing list to drive additional awareness to the InstaFlix DVD kiosks. This list includes more than one million email addresses. The grocery chain also began featuring InstaFlix on its corporate Facebook pages.

•	Management reached an agreement with the grocery chain to start the removal of unprofitable DVD kiosks.
•	Management is working with AAFES/The Exchange on strategic initiatives aimed at increasing our future footprint in military bases and further enhancing revenues.

Mr. Ireland commented, “Our efforts to strengthen the board of directors are paying dividends, as we will benefit from the expertise of Michael Connolly. Michael’s success in business has come from growing and turning around companies. While he is new to the Global Axcess board, we believe he will utilize his experience to help guide Global Axcess to where it needs to be and to provide increased value to our shareholders. I am excited to partner with him in this endeavor.”

Conference Call

Mr. Ireland, Mr. Connolly and Michael Loiacono, Chief Financial Officer of Global Axcess, will conduct a conference call on Monday, March 7, 2011 at 4 p.m. eastern to discuss these initiatives and the Company’s near-term outlook.

Anyone interested in participating should call 888-437-9445 and enter pass code 5326813 if calling within the United States, or 719-325-2166 and pass code 5326813 if calling internationally, approximately 5 to 10 minutes prior to 4 p.m.  There will be a playback available until March 15, 2011.  To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally.  Please use pass code 5326813 for the replay.  A transcript of the conference call will be available on the Company’s website on March 9, 2011 or by calling Brett Maas of Hayden IR at 646-536-7331.

“Due to the nature of today’s announcements, we have decided to answer all questions in a public forum and will do so on March 7, 2011,” Mr. Ireland concluded. “We ask all shareholders and interested parties to defer their questions until this call.”

Interested parties are encouraged to email any questions to gaxc@haydenir.com. Management will attempt to answer as many questions as possible in the allotted time.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates approximately 5,300 ATMs and other self-service kiosks in its national network spanning 43 states.  For more information on the Company, please visit http://www.globalaxcess.biz.  For more information on Nationwide Money Services, please visit http://www.nationwidemoney.com.

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

Investor Relations Contacts:
    Sharon Jackson: 904-395-1149

    Hayden IR:
    Brett Maas or Jeff Stanlis: (646) 536-7331
    Brett@haydenir.com / Jeff@haydenir.com

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2010, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

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7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz